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                                                                 EXHIBIT 10.32.1

                                 LOAN AGREEMENT

      THIS LOAN AGREEMENT, dated as of October 19, 2004 (this "AGREEMENT"), is entered into by and between BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation (the "BORROWER", formerly known as BLC Senior Holdings, Inc.), and LaSALLE BANK NATIONAL ASSOCIATION, a national banking association (the "BANK"). In consideration of the covenants, agreements and provisions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINITIONS; RULES OF CONSTRUCTION.

      1.01 Definitions. The following words and phrases, as used herein, shall have the following respective meanings:

      "AFFILIATE" shall mean any Person which, directly or indirectly, owns or controls, on an aggregate basis, including all beneficial ownership and ownership or control as a trustee, guardian or other fiduciary, the outstanding Stock having ordinary voting power to elect a majority of the board of directors (irrespective of whether, at the time, Stock of any other class or classes of such corporation have or might have voting power by reason of the happening of any contingency) of the Borrower, or which controls, is controlled by or is under common control with the Borrower or any stockholders of the Borrower. For purposes hereof, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies, whether through the ownership of voting securities, by contract or otherwise.

      "AUTHORIZED BORROWER REPRESENTATIVE" shall mean Mark J. Schulte, John P. Rijos, R. Stanley Young, Deborah C. Paskin or such other person or persons approved by resolution of the Board of Directors of the Borrower from time to time, a certified copy of which resolution shall be delivered to the Bank.

      "BANK" shall mean LaSalle Bank National Association, a national banking association, with its principal place of business at 135 South LaSalle Street, Chicago, Illinois 60603.

      "BORROWER" shall mean Brookdale Living Communities, Inc., a Delaware corporation having its principal place of business at 330 N. Wabash, Suite 1400, Chicago, Illinois 60611.

      "BUSINESS DAY" shall mean any calendar day, other than a Saturday, Sunday or other day in which the Bank's downtown Chicago, Illinois office is authorized to close for domestic business.

      "CAPITAL LEASE" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

      "CASH DEBT SERVICE" means the sum of the following, without duplication, determined on a cash basis, based upon the Financial Statements and the financial statements to be provided by

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Borrower hereunder: (a) lease expenses of Borrower for such period, plus (b)
interest expense of Borrower for such period in connection with Interest Rate Agreements, plus (c) interest expense of Borrower for such period in connection with all Debt (d) the aggregate amount of principal payments by Borrower for such period in connection with all Debt, plus (e) interest expense of Borrower for such period in connection with loans from Stockholders of Borrower.

      "CLOSING" shall have the meaning specified in Section 3.01.

      "CONTINGENT LIABILITY" AND "CONTINGENT LIABILITIES" shall mean, respectively, each obligation and liability of such Person and all such obligations and liabilities of such Person incurred pursuant to any agreement, undertaking or arrangement by which such Person: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or
(iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

      "DEBT" shall mean at any time (a) all Obligations of such Person, (b) all Capital Lease obligations of such Person, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by such Person for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any Lien existing on property owned by such Person whether or not the Indebtedness secured thereby has been assumed, and (e) all Contingent Liabilities of such Person whether or not reflected on its balance sheet.

      "DEBT SERVICE COVERAGE RATIO" shall mean EBITDAR divided by Cash Debt Service, tested by the Bank on a quarterly basis.

      "DEPRECIATION" shall mean the total amounts added to depreciation, amortization, obsolescence, valuation and other proper reserves, as reflected on the Borrower's financial statement and determined in accordance with GAAP.

      "EBITDAR" shall mean, for any period, the sum of the following: (a) Net Income (excluding extraordinary and unusual items and income or loss attributable to equity in any Affiliate or Subsidiary)

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for such period, plus (b) Interest Charges, plus (c) income taxes payable or accrued, plus (d) Depreciation for such period, plus (e) all lease payments for all properties or facilities owned or leased by the Borrower or any Subsidiary of the Borrower during such period, plus (f) all other non-cash charges, minus
(g) that portion of net income arising out of the sale of assets outside of the ordinary course of business (to the extent not previously excluded under clause
(a) of this definition), in each case to the extent included in determining Net Income for such period.

      "EMPLOYEE BENEFIT PLAN" shall mean any employee benefit plan (within the meaning of Section 3(3) of ERISA) and any other profit sharing, deferred compensation, bonus, stock option, stock ownership, stock purchase, employment, consulting, incentive, vacation, sick leave, salary continuation, service award, severance pay, insurance, or other retirement, welfare or fringe benefit plan, agreement or practice, that is (or within the last five years was) established, maintained or contributed to by the Borrower or by any ERISA Affiliate of the Borrower. For purposes of this definition, an ERISA Affiliate is any corporation, trade or business that is considered a single employer, or otherwise aggregated, with the Borrower under Section 414(b), (c), (m), (n), or
(o) of the Code or Section 4001(b)(1) of ERISA.

      "ENVIRONMENTAL LAWS" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation relating to releases, discharges, emissions or disposals to air, water, land or groundwater, to the withdrawal or use of groundwater, to the use, handling or disposal of polychlorinated biphenyls, asbestos or urea formaldehyde, to the treatment, storage, disposal or management of Hazardous Substances, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances and to the transportation, storage, disposal, management or release of gaseous or other liquid substances, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC Section 9601 et seq., the Resource, Conservation and Recovery Act of 1976, as amended by the Hazardous Solid Waste Amendments of 1984, 42 USC
Section 6901 et seq., the Toxic Substances Control Act, 15 USC Section 2601 et seq., the Occupational Safety and Health Act of 1970, 29 USC Section 651 et seq., the Clean Air Act of 1966, as amended, 42 USC Section 7401 et seq., and the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC Section 1251 et seq., the Illinois Environmental Protection Act, as amended (415 ILCS 5/1 et seq.) and all rules, regulations and guidance documents promulgated pursuant thereto or published thereunder.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, together with any successor statutes of similar import, together with all regulations thereunder, in each case as amended from time to time.

      "EVENT OF DEFAULT" shall have the meaning specified in Section 7.01.

      "FINANCIAL STATEMENTS" shall mean any of the audited consolidated financial statements of the Borrower for its most recently ended fiscal year, the unaudited consolidated financial statements for the most recently ended quarter of the Borrower, the internally prepared monthly cash flow statements of the Borrower and its Subsidiaries, and any other information and data concerning the financial affairs of the Borrower and its Subsidiaries (including without limitation pro forma financial statements), copies of which have previously been furnished to the Bank in connection with loans made to Borrower by the Bank.

      "GAAP" shall mean generally accepted accounting principles consistently applied.

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      "GENERAL LETTER OF CREDIT" and "GENERAL LETTERS OF CREDIT" shall (a) mean, respectively, a letter of credit and all such letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and an application for Letter of Credit, and as further set forth in Section 2.02 of this Agreement, as reduced, renewed or revised from time to time hereof or in accordance with the terms thereof or hereof, or the Master Letter of Credit Agreement, (b) include the Outstanding Old Brookdale General Letters of Credit described in Section 2.02 hereof, and (c) exclude the Lifecare Letters of Credit.

      "GENERAL LETTER OF CREDIT OBLIGATIONS" shall mean, at any time, an amount equal to the aggregate of the original face amounts of all General Letters of Credit not to exceed, in the aggregate, the Maximum General Letter of Credit Obligation, minus the sum of (i) the amount of any reductions in the original face amount of any General Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a General Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a General Letter of Credit which have been converted to a Revolving Loan as set forth in Section 2.02, and (iv) the portion of any issued but expired General Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding General Letter of Credit Obligations at any time, the Bank's acceptance of a draft drawn on the Bank pursuant to a General Letter of Credit shall constitute a draw on the applicable General Letter of Credit at the time of such acceptance.

      "GOVERNMENTAL AUTHORITY" shall mean the United States of America, any state, territory or district thereof, and any other political subdivision or body politic created pursuant to any applicable Law, and any court, agency, department, commission, board, bureau or instrumentality of any of the foregoing.

      "HAZARDOUS SUBSTANCES" shall mean (i) any hazardous or toxic substance, chemical or waste, or any pollutant or contaminant defined as such in any now or hereafter existing Environmental Law, (ii) asbestos, (iii) radon, (iv) petroleum, its derivative by-products and other hydrocarbons, (v) polychlorinated biphenyls, (vi) explosives, (vii) radioactive materials and
(viii) any additional substances or materials which at any time are classified or considered to be hazardous or toxic under any Environmental Laws.

      "INTEREST CHARGES" shall mean, for any period, the sum of (a) all interest, charges and related expenses payable with respect to that fiscal period to a lender in connection with borrowed money or the deferred purchase price of assets that are treated as interest in accordance with GAAP, plus (b) the portion of rent payable with respect to that fiscal period under Capital Leases that should be treated as interest in accordance with GAAP, plus (c) all charges paid or payable (without duplication) during that period with respect to any Interest Rate Agreements.

      "INTEREST RATE AGREEMENTS" shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure to the Bank) to or under which the Borrower or any Subsidiary of the Borrower is a party or beneficiary.

      "LAWS" shall mean any federal, state or local law, statute, ordinance, order, decree, rule or regulation.

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      "LETTER(s) OF CREDIT" shall mean any one or more General Letters of Credit and/or Lifecare Letter of Credit.

      "LIFECARE LETTERS OF CREDIT" shall have the meaning ascribed to it in
Section 2.03 hereof.

      "LOAN ADVANCE" any disbursement of a Revolving Loan.

      "LOAN DOCUMENTS" shall mean this Agreement, the Note, the Master Letter of Credit Agreement, the Purchasing Card Documents and any other documents, instruments or certificates to be executed and delivered hereunder or in connection herewith by or on behalf of the Borrower or any of its Affiliates.

      "MAXIMUM GENERAL LETTER OF CREDIT OBLIGATION" shall mean $10,000,000.

      "MASTER LETTER OF CREDIT AGREEMENT" shall have the meaning ascribed to it in Section 2.02 hereof.

      "MAXIMUM REVOLVING LOAN COMMITMENT" shall mean the principal amount of Ten Million and 00/100 Dollars ($10,000,000.00).

      "NET INCOME" shall mean, during each fiscal quarter of the Borrower and each Subsidiary of the Borrower, all revenues, including resident fees and all management fees, generated from all facilities and properties owned, leased or managed by the Borrower and any Subsidiaries of Borrower, less facility operating expenses of all facilities and properties owned, leased or managed by the Borrower and any Subsidiaries of Borrower, all as reflected on the consolidated financial statements of the Borrower and its Subsidiaries required to be delivered to the Bank pursuant to this Agreement.

      "NOTE" shall mean the Revolving Note in form attached hereto as EXHIBIT A and further described in Section 2.01 (E) hereof.

      "OBLIGATIONS" shall mean all of Borrower's liabilities, obligations and indebtedness to the Bank of any and every kind and nature, including the Revolving Credit Loans, Letters of Credit, Purchasing Card Program, Interest Rate Agreements, Borrower's other liabilities and obligations to the Bank under this Agreement, and Borrower's liabilities and obligations to the Bank under any other agreement, document or instrument (including , without limitation, any Interest Rate Agreements and any guaranty to the Bank of another Person's Obligations), whether heretofore, now or hereafter owing, arising, due or payable by or from such Person to the Bank, howsoever evidenced, created, incurred, acquired or owing, and whether joint, several, primary, secondary, direct, contingent, fixed or otherwise.

      "OLD BROOKDALE" means PSLT-BLC Properties Holdings, Inc., a Delaware corporation, formerly known as Brookdale Living Communities, Inc., whose State of Delaware identification number is 2657740 and F.E.I.N. is 36-4103821.

      "OLD BROOKDALE LOAN AGREEMENT" means the Loan Agreement dated March 31, 2004 between Old Brookdale and the Bank.

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      "ORDINARY COURSE OF BUSINESS" shall mean, with respect to Borrower, or any
Subsidiary, such debt, financing or other obligations incurred by the Borrower or any Subsidiary in the normal operation and course of its business, specifically excluding, however, any indebtedness, liabilities, guarantees or obligations incurred in connection with the acquisition or development of real estate, or which is prohibited under other provisions of this Agreement.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation.

      "PERSON" shall mean any individual, corporation, partnership, association, limited liability company, limited liability partnership, joint-stock company, trust, unincorporated association, joint venture, court, Governmental Authority, or any other similar entity.

      "PRIME RATE" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

      "PURCHASING CARD PROGRAM" shall mean the credit facilities provided by the Bank to Borrower and its employees from time to time pursuant to which the Bank has opened certain accounts and issued certain purchasing cards to employees of Borrower to provide or arrange for billing and other services to the Borrower, in accordance with and subject to the terms set forth more fully in the agreements and documents that now or hereafter govern such facilities (the "PURCHASING CARD DOCUMENTS"). Except or otherwise set forth herein, the Purchasing Card Program is governed by the Purchasing Card Documents.

      "QUALIFIED PLAN" shall have the meaning ascribed in Section 4.11(A) hereof.

      "REAL PROPERTY" shall mean any improved or unimproved real property now or hereafter owned or leased by Borrower.

      "REPORTABLE EVENT" shall mean any of the events described in Section 4043 of ERISA, other than any such event for which the thirty (30) day notice requirement has been waived.

      "REVOLVING INTEREST RATE" shall mean the Prime Rate plus 1.0 % per annum.

      "REVOLVING LOAN" and "REVOLVING LOANS" shall mean, respectively, each direct advance and the aggregate of all such direct advances from the Revolving Loan Commitment from time to time made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in Section 2.1 of this Agreement.

      "REVOLVING LOAN AVAILABILITY" shall mean at any time the Revolving Loan Commitment less the General Letter of Credit Obligations.

      "REVOLVING LOAN COMMITMENT" shall mean the principal amount of up to Ten Million and 00/100 Dollars ($10,000,000.00).

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      "REVOLVING LOAN MATURITY DATE" means May 31, 2005 with respect to the balance of all Revolving Loans outstanding on that date.

      "STOCK" shall mean all shares, options, interests, membership interests, participations or other equivalents, howsoever designated, of or in a corporation, partnership, limited liability company or similar entity, whether voting or nonvoting, including common stock, warrants, preferred stock, convertible debentures or notes, partnership interests and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

      "STOCKHOLDER" shall mean any Person that owns directly any Stock.

      "SUBSIDIARY" shall mean, with respect to any Person, any corporation, partnership, limited liability company or similar entity of which fifty percent (50%) or more of the outstanding Stock having ordinary voting power is at the time, directly or indirectly, owned by such Person and/or one or more of such Person's Subsidiaries (irrespective of whether, at the time, Stock of any other class or classes of such entity shall have or might have voting power by reason of the happening of any contingency).

      "SUPPLEMENTAL DOCUMENTATION" means all agreements, instruments, documents, financing statements, warehouse receipts, schedules of accounts assigned, certificates of title and other written matter necessary or requested by the Bank to create, evidence, enforce, or to consummate the transactions contemplated in or by this Agreement and the other Loan Documents.

      "UCC" shall mean the Uniform Commercial Code as in effect from time to time in the State of Illinois, including any and all amendments thereto from time to time, except to the extent that the Uniform Commercial Code provides for application of the law of a different state.

      1.02 Rules of Construction. Whenever it is provided in this Agreement that a party "may" perform an act or do anything, it shall be construed that such party "may, but shall not be obligated to," so perform or so do. The following words and phrases shall be construed as follows: (i) "at any time" shall be construed as "at any time or from time to time;" (ii) "any" shall be construed as "any and all;" (iii) "include" and "including" shall be construed as "including but not limited to;" and (iv) "will" and "shall" shall each be construed as mandatory. Except as otherwise specifically indicated herein, all references to Article, Section and Sub-Section numbers and letters shall refer to Articles, Sections and Sub-Sections of this Agreement; all references to Exhibits and Schedules shall refer to the Exhibits and Schedules attached to this Agreement. The words "hereby", "hereof", "hereto", "herein" and "hereunder" and any similar terms shall refer to this Agreement as a whole and not to any particular Article, Section or Sub-Section. The word "hereafter" shall mean after the date this Agreement is executed and delivered by the parties hereto, and the word "heretofore" shall mean before such date. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders, and words importing the singular number shall mean and include the plural number and vice versa. The Article headings are inserted in this Agreement for convenience only and are not intended to, and shall not be construed to limit, enlarge or affect the scope or intent of this Agreement or the meaning of any provision hereof. Any accounting terms used in this Agreement which are not specifically defined shall have the meaning customarily given them in accordance with GAAP; provided, however, that, in the event that changes in generally accepted accounting principles shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such

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changes shall be followed in defining such accounting terms only from and after such date as the Borrower and the Bank shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement. Unless otherwise stated in this Agreement, any reference to the "financial statements" or "Financial Statements" of the Borrower shall mean the consolidated financial statements of the Borrower. All other capitalized words and phrases not otherwise specifically defined shall, when the context so indicates, have the meanings assigned to such terms in the UCC to the extent the same are used or defined therein.

ARTICLE II. THE LOANS.

      2.01 Revolving Loans.

            (A) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make an unsecured loan facility available to the Borrower, pursuant to which the Bank shall make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Revolving Loan Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Revolving Loan Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower solely (i) for working capital, (ii) in connection with the acquisition, leasing or development of Real Property, or (iii) for the issuance of the General Letters of Credit by the Bank to the extent permitted hereunder. Except for disbursements made in connection with General Letters of Credit, the proceeds of each Revolving Loan shall be disbursed by deposit to the Borrower's operating account pursuant to instructions provided by the Borrower, unless other arrangements are agreed upon between the Bank and the Borrower.

            (B) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), the principal amount of the Revolving Loans outstanding from time to time shall bear interest at the Revolving Interest Rate. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time shall be due and payable monthly, in arrears, commencing on November 1, 2004 and continuing on the first day of each calendar month thereafter, and on the Revolving Loan Maturity Date. Any amount of principal or interest on the Revolving Loans which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall bear interest payable on demand at the Default Rate.

            (C) Revolving Loan Principal Repayments.

                  (i) Mandatory Principal Prepayments. All Revolving Loans
            hereunder shall be repaid by the Borrower on the Revolving Loan Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans and General Letter of Credit Obligations hereunder exceed the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess.

                  (ii) Optional Prepayments. In addition to the Mandatory
            Prepayment, the Borrower may from time to time prepay the Revolving Loans, in whole or in part, without any prepayment penalty whatsoever.

            (D) All outstanding Revolving Loans together with any accrued but unpaid interest thereon and any other costs or amounts owed to the Bank hereunder shall be due and paid in full on the Revolving Loan Maturity Date. If any payment falls due on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall accrue until such later date.

            (E) The Revolving Loans and the General Letter of Credit Obligations shall be evidenced by a single Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the "NOTE") in the form of Exhibit "A" attached hereto, duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all General Letter of Credit Obligations, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the General Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

      2.02 General Letters of Credit. Subject to the terms and conditions of this Agreement and upon the execution by the Borrower and the Bank of a Master Letter of Credit Agreement dated the date of this Agreement (as amended from time to time, the "MASTER LETTER OF CREDIT AGREEMENT") and, the upon the execution and delivery by the Borrower, and the acceptance by the Bank, in its sole and absolute discretion, of, in each case, an application for letter of credit, the Bank agrees to issue or reissue for the account of the Borrower out of the Revolving Loan Availability, such General Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that the General Letter of Credit Obligations may not at any time exceed in the aggregate the Maximum General Letter of Credit Obligation and provided, further, that no General Letter of Credit shall have an expiration date later than May 31, 2005, unless otherwise authorized by the Bank in writing. The Bank has issued certain letters of credit (the "OUTSTANDING OLD BROOKDALE GENERAL LETTER OF CREDIT") under the Old Brookdale Loan Agreement and a certain Master Letter of Credit Agreement dated March 31, 2004 (the "OLD BROOKDALE MLCA") for the account of Old Brookdale, identified in Schedule 2.02 hereto, which Outstanding Old Brookdale General Letters of Credit are deemed General Letters of Credit issued out of the Revolving Loan Availability under this Agreement, and are otherwise deemed General Letters of Credit subject to and governed by the terms and conditions of this Agreement and the Master Letter of Credit Agreement. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a General Letter of Credit shall be deemed to have been converted to a Revolving Loan as of the date such

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payment was made by the Bank to such beneficiary. Upon the occurrence of an
Event of a Default and at the option of the Bank, all General Letter of Credit Obligations shall be converted to Revolving Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

      2.03 Lifecare Letters of Credit. In addition to General Letters of Credit, the Bank hereby makes a credit facility available to Borrower for the purpose of issuing standby letters of credit to the Illinois Department of Public Health and to other state agencies required in order to operate Borrower's Lifecare facilities (separately, a "Lifecare Letter of Credit" and, if more than one, the "Lifecare Letters of Credit"); provided, however, the maximum aggregate stated amount of any and all Lifecare Letters of Credit shall not exceed Eight Million Six Hundred Thousand and 00/100 Dollars ($8,600,000.00) [the "Lifecare Letters of Credit Cap"]. Lifecare Letters of Credit may be issued, cancelled and reissued form time to time up to the Lifecare Letters of Credit Cap and, except for the provisions of this Section 2.03, shall be issued under, governed by and subject to the terms of the Master Letter of Credit Agreement. The Bank has issued certain stand by letters of credit (the "Old Brookdale IDPH Letters of Credit") set forth in Section 2.03 for the account of Old Brookdale to the to the Illinois Department of Public Health in the aggregate stated amount of Six Million Six Hundred Forty Thousand and 00/100 Dollars ($6,640,000.00), the reimbursement obligations for which have been assumed by Borrower. The Old Brookdale Letters of Credit constitute and are deemed Lifecare Letters of Credit issued under this Agreement and the Master Letter of Credit Agreement and are included under the Lifecare Letters of Credit Cap. The Lifecare Letters of Credit are not a part of nor shall any draws thereunder be credited against the Revolving Loan Availability. The Lifecare Letters of Credit set forth in Section
2.03 have an initial expiration date of February 28, 2005, which the Bank has agreed, upon expiration, to renew and reissue with an expiration date of May 31, 2005. No Lifecare Letter of Credit shall have an expiration date later than May 31, 2005, unless otherwise authorized by the Bank in writing.

      2.04 Master Letter of Credit Agreement. Notwithstanding any provision of this Agreement or any Loan Documents to the contrary, this Agreement and the Master Letter of Credit Agreement shall be and remain binding upon Borrower until all Letters of Credit have expired and are no longer outstanding, and further, until the Bank has no liability to any Person arising out of or in connection with any of the Letters of Credit and the Bank has been reimbursed in full for all amounts due the Bank from the Borrower under this Agreement arising out of any draws against the Letters of Credit. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of this Master Letter of Credit Agreement, the terms and provisions of the Master Letter of Credit Agreement shall control.

      2.05 Interest Rate; Calculation. Except as provided in Section 2.06, Revolving Credit Loans shall bear interest per annum at the Revolving Credit Loans Interest Rate. Interest shall be calculated on the basis of a 360-day year consisting of twelve (12) 30-day months, counting the actual number of days elapsed, and shall be paid monthly in arrears.

      2.06 Default Rate. Any Obligation of the Borrower hereunder or under any of the other Loan Documents which is not paid when due, whether at stated maturity, by acceleration or otherwise, shall, without notice, bear interest payable on demand at the interest rate then in effect with respect thereto plus three percent (3%). In addition, after the occurrence of any other Event of Default and delivery to the Borrower of the Bank's notice to charge post-default interest, all Obligations of the Borrower hereunder shall bear interest at the rate provided for in the immediately preceding sentence.

      2.07 Excessive Rate. If, at any time, the interest rate and other charges imposed hereunder shall be deemed by any competent Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, for such time as the interest and such charges would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest and charges permissible under such Laws.

      2.08 Prepayment. The Borrower may prepay the outstanding amounts of the Revolving Loan from time to time in whole or in part on any Business Day without penalty or premium. Borrower may reborrow any amounts prepaid, provided the conditions set forth in Section 3.02 hereof are satisfied.

      2.09 Application of Payments. All payments, which are not prepayments, received from the Borrower for payment on the Revolving Loan shall be applied by the Bank first to unpaid interest due and payable on the Revolving Loan, and second the reduction of the principal outstanding on the Revolving Loan.

      2.10 No Setoff. All payments received or due from the Borrower hereunder shall be paid directly to the Bank without setoff or counterclaim in immediately available funds. The Bank shall send the Borrower statements of all amounts due hereunder, which statements shall be considered correct and conclusively binding on the Borrower absent manifest error.

      2.11 Bank Fees. The Borrower shall pay the Bank a fee (the "UNUSED COMMITMENT FEE") in the amount of one-eighth of one percent (1/8%) per annum of the average unused Maximum Revolving Loan Commitment amount hereunder. For purposes of determining the Unused Commitment Fee, the Maximum Revolving Loan Commitment will be deemed to have been used, in part, by the amount of any General Letters of Credit issued and outstanding from time to time. The Unused Commitment Fee shall accrue as of the date of this Agreement and shall be payable quarterly in arrears, commencing on December 31, 2004, and continuing on the last day of each March, June and September thereafter and at maturity, and shall be calculated on the basis of a 360-day year consisting of twelve (12) 30-day months, counting the actual number of days elapsed.

ARTICLE III. CONDITIONS PRECEDENT

      The obligation of the Bank to make the Revolving Loan is subject to the following conditions precedent:

      3.01 Conditions Precedent to Initial Loan Advance. The Borrower shall have delivered or caused to be delivered to the Bank on or before the date of, but prior to, the disbursement of any Loan Advance pursuant to the Revolving Loan Commitment (hereinafter called the "CLOSING"), the following:

            (A) the Note, duly executed by the Borrower;

            (B) a certificate of the secretary or an assistant secretary of the Borrower, dated the date of the Closing, as to incumbency, and resolutions of the Board of Directors of Borrower approving the transaction contemplated hereby;

            (C) a certificate, dated as of the most recent date practicable, of the Secretary of State of Delaware and the Secretary of State of Illinois as to the good standing of the Borrower;

            (D) a Solvency and Business Purpose Affidavit, in form and substance satisfactory to the Bank, duly executed by the Borrower;

            (E) an opinion of counsel to the Borrower in form and substance satisfactory to the Bank; and

            (F) such other documents, certificates or evidence as the Bank may reasonably request to consummate the transactions contemplated hereby.

      3.02 Condition Precedent to Subsequent Loan Advances. At the time of the Closing, at the time of each subsequent request for and disbursement under the Revolving Loan Commitment and on the last day of each fiscal quarter of the Borrower after the date hereof, each of the following statements shall be true:

            (A) The representations and warranties set forth in this Agreement are true and correct in all material respects unless otherwise disclosed to and approved by the Bank in writing, in its sole discretion, since the prior Loan Advance.

            (B) No Event of Default shall have occurred and be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would be an Event of Default.

            (C) No material adverse change shall have occurred in the financial condition of the Borrower since the date of this Agreement.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES

      To induce the Bank to consummate the transactions contemplated hereby, the Borrower represents and warrants to the Bank as follows:

      4.01 The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the lawful power and authority to own its properties and to carry on its business as now conducted, and possesses all material permits necessary to operate the business it conducts. Borrower is duly qualified to conduct business as a foreign corporation and is in good standing in the State of Illinois and in each other jurisdiction in which such qualification is required for the conduct of Borrower's business. Each Subsidiary of Borrower is qualified to conduct business and is in good standing in each jurisdiction in which such qualification is required for the conduct of such Subsidiary's business. Borrower's state organization number for the State of Delaware is 3791519 and its state organization number for the State of Illinois is 6376-840-5. Borrower's F.E.I.N. is 20-1348354.

      4.02 The Borrower is empowered to perform all acts and things undertaken and done pursuant to this Agreement and has taken all corporate or other action necessary to authorize the execution, delivery and performance of the Loan Documents to which it is a party. The officers of Borrower executing the Loan Documents to which it is a party have been duly elected or appointed and have been fully authorized to execute such Loan Documents at the time executed. The Loan Documents to which it is a party, when executed and delivered, will be the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

      4.03 The Financial Statements furnished by or on behalf of the Borrower to the Bank are complete and accurate, fairly present the financial condition of the Borrower and its Subsidiaries, or affiliates at the respective dates thereof and the results of operations for the respective periods covered thereby, and (subject to normal year-end adjustments with respect to interim Financial Statements) were prepared in accordance with GAAP. The Borrower does not have any material liabilities or obligations (contingent or otherwise), liability for taxes, or unusual forward or long-term commitments, except as disclosed in the Financial Statements.

      4.04 Since the date of Borrower's most recent Financial Statements furnished to the Bank, there has been no material adverse change in the assets, liabilities or condition, financial or otherwise, of Borrower or its Subsidiaries, other than changes arising from transactions in the Ordinary Course of Business.

      4.05 Other than as set forth in the Financial Statements or as disclosed in Schedule 4.05 attached hereto, there are no actions, suits or proceedings pending, or, to the best of the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries at law or in equity or before or by any Governmental Authority or any foreign equivalent thereof, which is reasonably likely to result in a material adverse judgment against Borrower or liability to Borrower or any of its Subsidiaries, or which are, in the aggregate, material in light of the financial condition and assets of the Borrower or any of its Subsidiaries, as determined by the Bank in its sole discretion. There are no actions, suits, investigations or proceedings pending, or to the best of the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or its properties regarding Environmental Laws, the manufacture, storage or treatment of Hazardous Substances or products liability.

      4.06 The Borrower is not in violation of, and the execution and delivery of the Loan Documents to which it is a party and the performance by the Borrower of its obligations under the Loan Documents to which it is a party, do not and will not result in the Borrower being in violation of or in conflict with, or constitute a default under any of, the Borrower's Amended and Restated Certificate of Incorporation or Restated By-Laws, any term or provision of any material note, mortgage, indenture, contract, agreement, instrument, judgment or Law applicable to the Borrower, and the execution and delivery of the Loan Documents and the performance by Borrower of its obligations under the Loan Documents do not and will not result in the creation or imposition of any mortgage, lien, charge or encumbrance of any nature whatsoever (other than those in favor of Bank) upon any of the assets of the Borrower or any of its Subsidiaries pursuant to any such term or provision.

      Except as disclosed on Schedule 4.05, (the "Disclosed Claims"), neither the Borrower nor any of its Subsidiaries is in default, after the expiration of any applicable grace or cure periods, in any respect in the performance or fulfillment of any of its obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which any of its properties may be bound, and the Borrower does not know of any dispute regarding any such agreement or instrument.

      Notwithstanding the foregoing, by the execution of this Agreement and the consummation of the transactions set forth herein, the Bank does not waive any Event of Default hereunder that may exist or hereafter arise out of the matters described in the Disclosed Claims. Further, the Bank fully reserves its right, at any time, to declare an Event of Default and exercise its remedies under this Agreement or any of the Loan Documents arising out of or in connection with the Disclosed Claims. Borrower shall keep the Bank fully apprised of significant negotiations and communications with the regard to the Disclosed

Claims, and promptly provide the Bank with copies of all correspondence and documents regarding the same.

      4.07 Neither the Borrower nor any of its Subsidiaries have outstanding any Debt or other obligation for borrowed money, or for the deferred purchase price of property or services nor are the Borrower or any Subsidiary of Borrower obligated as guarantor, co-signer or otherwise on any Debt or other obligation of any kind of any Person other than Borrower or its Subsidiaries, except (i) Debt to the extent shown on or reflected in the Financial Statements in accordance with GAAP, (ii) trade debt incurred in the Ordinary Course of Business of Borrower or any Subsidiary of Borrower. No Person is in default under any of said Debt, subject to the provisions set forth in Section 4.06.

      4.08 All tax returns and reports of the Borrower and its Subsidiaries required by law to be filed have been duly filed, and all taxes, assessments, fees and other governmental charges (other than those presently payable without penalty or interest) upon each or upon any of its properties or assets, which are due and payable, have been paid, except to the extent being contested in accordance with Section 6.03. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes are considered adequate by the Borrower, and the Borrower does not know of any assessment of a material nature against it or any of its Subsidiaries.

      4.09 Except to the extent that failure to comply would not materially or practically interfere with the conduct of the business of the Borrower or its Subsidiaries, or affect in any way the Borrower's obligations (or Bank's rights) under the Loan Documents, the Borrower and its Subsidiaries have complied with all applicable laws with respect to: (i) the conduct of their business and (ii) the use, maintenance, and operation of the real and personal properties owned or leased by them in the conduct of their business.

      4.10 No authorization, consent, license or approval of, or filing or registration with, or notification to, any Governmental Authority is required in connection with the execution, delivery or performance of the Loan Documents by the Borrower.

      4.11 With respect to each Employee Benefit Plan:

            (A) each Employee Benefit Plan that is intended to qualify under
      Section 401(a) of the Code and the assets of which are exempt from taxation under Section 501 of the Code ("QUALIFIED PLAN") has received a favorable determination letter as to such qualification and there has been no development or circumstance since the date of such letter that creates a material risk of the loss of such plan's qualified status;

            (B) each Qualified Plan that is subject to the requirements of Title IV of ERISA has met the minimum funding standards of Section 412 of the Code and is not subject to any event or condition (including a reportable event under Section 4043 of ERISA) that would be grounds for the termination of such plan by the Pension Benefit Guaranty Corporation or would otherwise subject the Borrower to any liability with respect to such plan (including liability for Pension Benefit Guaranty Corporation premiums for periods prior to the Closing);

            (C) no Employee Benefit Plan has engaged in a transaction prohibited by or under Section 406 of ERISA, or which would subject the Borrower or any of its Subsidiaries to any tax on prohibited transactions under
      Section 4975 of the Code;

            (D) each Employee Benefit Plan is in full compliance in all material respects (as determined by the Bank in its sole discretion) with the reporting and disclosure requirements of ERISA and all other applicable laws;

            (E) no Qualified Plan is a multi-employer plan within the meaning of
      Section 3(37) of ERISA; and

            (F) there are no obligations for future post-retirement health, medical or death benefits under any Employee Benefit Plan except for death benefits under a Qualified Plan.

      4.12 The Borrower is solvent, no transaction under or contemplated by this Agreement renders or will render the Borrower insolvent, the Borrower retains sufficient capital for the business and transactions in which it engages or intends to engage, no obligation incurred hereby is beyond the ability of the Borrower to pay as such obligation matures, the Borrower is not contemplating either the filing of a petition under any state or federal bankruptcy or insolvency laws or the liquidating of all or a major portion of any of its property, and Borrower has no knowledge of any person contemplating the filing of any such petition against it.

      4.13 There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the proposed business relationship of Borrower or any of its Subsidiaries with any customer or group of customers whose purchases individually or in the aggregate are material to the current business of Borrower or any of its Subsidiaries, or in the proposed business relationship of Borrower or any of its Subsidiaries with any material supplier, and Borrower reasonably anticipates that all such customers and suppliers will continue a business relationship with Borrower and its Subsidiaries, as the case may be, on a basis no less favorable to the Borrower than that heretofore conducted; and there exists no other condition or state of facts or circumstances which would materially adversely affect the current operation of the business of Borrower after the consummation of the transactions contemplated by this Agreement on a basis no less favorable to the Borrower than that in which it has heretofore been conducted by Borrower.

      4.14 Except as disclosed on Schedule 4.05, no strike, work stoppage or other labor dispute relating to the Borrower or any of its Subsidiaries is pending or, to the best knowledge of the Borrower or any of its Subsidiaries, is threatened and no application for certification of a collective bargaining agent is pending or, to the best knowledge of the Borrower, is threatened. Except as disclosed on Schedule 4.05, there are no unfair labor practice charges or grievances or similar matters pending or in process or, to the best knowledge of the Borrower, threatened by or on behalf of any employee of the Borrower or any of its Subsidiaries, nor any complaints received by the Borrower, or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened or on file, with any federal, state or local governmental agencies alleging employment discrimination or other violations of laws pertaining to such employees, with respect to which an adverse decision is reasonable likely which would have a material adverse effect on the condition (financial or otherwise), properties, assets, operations, results of operations, business or rights of the Borrower and its Subsidiaries, taken as a whole.

      4.15 The Borrower's execution and delivery of this Agreement or any other Document does not directly or indirectly violate or result in a violation of
Section 7 of the Securities and Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, regulations U, T and X of the Board of Governors of the Federal Reserve System, and neither the

Borrower nor any of its Subsidiaries owns any "margin stock," within the meaning of said regulations, or is engaged in the business of extending credit to others for such purpose, and no part of the proceeds of any borrowing hereunder will be used to purchase or carry any "margin stock" or to extend credit to others for the purpose of purchasing or carrying any "margin stock."

      4.16 No representation or warranty by the Borrower contained herein or in any certificate or other document furnished by or on behalf of the Borrower or its Subsidiaries in connection with the transactions hereunder contains any untrue statement of material fact or omits to state a material fact necessary to make such representation or warranty not misleading in any material respect, as determined by the Bank in its sole discretion, in light of the circumstances under which it was made.

      4.17 Except as indicated in the Financial Statements and, except for purchase money financing or leasing arrangements used to acquire or lease office equipment, furniture, furnishings, and similar items, the Borrower has not encumbered, pledged, mortgaged, granted a security interest in, assigned, sold, leased or otherwise disposed of a transfer, in whole or in part, any Real Estate, Accounts, Inventory, Equipment, General Intangibles or other assets or properties now owned or leased by Borrower or in which Borrower has an interest.

      4.18 Schedule 4.18 attached hereto and made a part hereof sets forth the full and complete ownership of Borrower and the ownership of each Person that is a Stockholder of Borrower as of the date of this Agreement.

      4.19 All of the representations and warranties set forth in this Article IV shall survive and continue to be true, complete and correct in all material respects (except to the extent that such representation or warranty is stated to relate to an earlier date) until all Obligations of the Borrower hereunder are paid and satisfied in full and this Agreement shall have been terminated.

ARTICLE V. NEGATIVE COVENANTS

      The Borrower covenants that until all Obligations of Borrower hereunder are paid and satisfied in full, and the Bank's obligation to make advances hereunder has terminated, the Borrower will not, directly or indirectly, without the prior consent in writing of the Bank:

      5.01 dispose by sale, assignment, lease, sale leaseback or otherwise any material portion, as determined by the Bank in its sole discretion, of its properties or assets (other than obsolete or worn out property or equipment not used or useful in its business), whether now owned or hereafter acquired and including, without limitation, any notes, accounts receivable, equipment or machinery;

      5.02 transfer, directly or indirectly, any of its assets or pay out, directly or indirectly, money or property or provide services or do any other act, or fail to do any act, which would have the effect of materially and adversely affecting its ability to perform its obligations hereunder;

      5.03 own, hold, purchase from or acquire stock, bonds, debentures or other securities of, or make any capital contribution to any new Subsidiary or dissolve or liquidate any existing Subsidiary; provided, however, Borrower may create and contribute capital to new Subsidiaries upon the conditions that (i) Borrower owns 100% of all of the Stock of each such Subsidiary (except with respect to such projects involving joint ventures with other parties, provided the Borrower owns a majority of the Stock of such joint venture (except for Brookdale Senior Housing, LLC, a Delaware limited liability company, in which two Subsidiaries of Borrower collectively own a 25% stated interest, and further provided the Borrower notifies the Bank of such joint venture arrangement and the Bank approves the same, which approval shall not be unreasonably withheld or delayed), and (ii) such Subsidiary is formed for the sole purpose of owning, operating, managing or developing real estate by such Subsidiary and does not violate any other provision of this Agreement;

      5.04 make any material change in its ownership, financial structure, management (except on 15 days prior notice to the Bank), or control; change its name (except on 15 days prior notice to the Bank); enter into any merger, consolidation, dissolution, liquidation, reorganization or recapitalization, or reclassification of its Stock;

      5.05 engage in business activities or operations substantially different from and unrelated to its business activities on the date of this Agreement;

      5.06 directly or indirectly apply any part of the proceeds of the Revolving Loan for any purpose other than as set forth herein;

      5.07 directly or indirectly apply any part of the proceeds of the Revolving Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder;

      5.08 create, incur, remain obligated on or assume any Debt other than (a) the Revolving Loan, (b) Debt disclosed in the Financial Statements provided to the Bank contemporaneous with the execution of this Agreement, (c) Debt incurred in the Borrower's Ordinary Course of Business, provided such debt is not borrowed from or owed to a bank, financial, lending or similar institution (except for purchase money financing or leasing arrangements used to acquire or lease office equipment, furniture, furnishings, and similar items), or (d) Contingent Liabilities existing as of September 30, 2004, and which are not prohibited by the other provisions of this Agreement.

      5.09 encumber, pledge, mortgage or grant a security interest in, in whole or in part, any Real Estate, Accounts, Inventory, Equipment, General Intangibles, Goods, Software, Securities, Investment Paper, Instruments, Documents, Letter of Credit Rights, Health Care Insurance Receivables, or other assets or properties now or hereafter owned or leased by Borrower or in which Borrower has an interest, or any Proceeds of the foregoing, (excluding from the foregoing purchase money financing or leasing arrangements used to acquire or lease office equipment, furniture, furnishings, and similar items); provided, however, Borrower may pledge, on a non-recourse basis to Borrower, Borrower's partnership, membership or ownership interest in a Subsidiary of Borrower in connection with Debt incurred by such Subsidiaries to the extent not prohibited by other provisions of this Agreement;

      5.10 enter into, or be a party to, any transaction with any Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of its business and upon fair and reasonable terms which are fully disclosed in writing to the Bank and are no less favorable to such Person than would be obtained in a comparable arm's length transaction with a person not an Affiliate;

      5.11 change its fiscal year;

      5.12 furnish the Bank any certificate or other document that contains any untrue statement of material fact or that will omit to state a material fact necessary to make it not misleading in any material respect, as determined by the Bank in its sole discretion, in light of the circumstances under which it was furnished.

      5.13 directly or indirectly, purchase or redeem any shares of its stock or declare or pay any dividends, whether in cash or otherwise or set aside any funds for any such purpose or make any distribution to its shareholders, except that repayment of the loan from the shareholders made in connection with the purchase of the interest in GFB-AS Investors, LLC., in accordance with its terms shall not be prohibited under this Section.

ARTICLE VI. AFFIRMATIVE COVENANTS

      The Borrower covenants that until all Obligations of the Borrower are paid and satisfied in full, and the Bank's obligation to make advances hereunder has terminated, the Borrower will:

      6.01 furnish and deliver to the Bank:

            (A) as soon as practicable, and in any event within 120 days after the end of each fiscal year: (i) a statement of cash flows of the Borrower and its Subsidiaries for such year, (ii) an income statement of the Borrower and its Subsidiaries for such year, and (iii) a balance sheet of the Borrower and its Subsidiaries as of the end of such year; all in reasonable detail, including all footnotes, and audited by Ernst & Young LLP or other certified public accountants selected by the Borrower and reasonably acceptable to the Bank and certified by such accountants to have been prepared in accordance with GAAP, except for any inconsistencies explained in such certificate;

            (B) as soon as practicable, and in any event within 45 days after the end of each quarter commencing with the quarter ending September 30, 2004, (i) a statement of cash flows of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year then ended, (ii) an income statement of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year then ended, and (iii) a balance sheet of the Borrower and its Subsidiaries as of the end of such quarter; all in reasonable detail and certified by an Authorized Borrower Representative as complete and accurate in all material respects, fairly presenting the financial condition of the Borrower and its Subsidiaries and prepared in accordance with GAAP;

            (C) concurrent with year end and quarterly fiscal statements required to be delivered hereunder, a certificate of an Authorized Borrower Representative (a) calculating Borrower's compliance (or lack thereof) with the financial covenants in Section 6.13 hereof, in reasonable detail, and (b) stating that no Event of Default has occurred and is continuing or if an Event of Default has occurred and is continuing setting forth a description of such event and the steps being taken to remedy such event;

            (D) with reasonable promptness (i) such other information materially concerning the business, properties, conditions or operations, financial or otherwise, of the Borrower, and/or its Subsidiaries, or compliance by the Borrower with any of the covenants in the Loan Documents, and (b) copies of all documents, instruments or other agreements pertaining or relating to any Debt of the Borrower as the Bank may from time to time reasonably request;

      6.02 furnish and deliver to Bank:

            (A) immediately after the occurrence thereof, notice of any Event of Default or of any fact, condition or event that with the giving of notice or passage of time or both, could become an Event of Default, or of the failure by the Borrower to observe any of its respective undertakings hereunder;

            (B) immediately after the occurrence thereof, notice of any default under any Debt, or under any indenture, mortgage or other agreement relating thereto for which the Borrower is liable;

            (C) immediately after knowledge thereof, notice of any litigation or proceeding in which the Borrower is a party if an adverse decision therein is reasonably likely which would require the Borrower to pay more than $1,000,000 or deliver assets the value of which exceeds such sum (whether or not the claim is considered to be covered by insurance);

            (D) immediately after receipt of notice thereof, notice of the institution of any other suit or proceeding involving the Borrower that would reasonably likely materially and adversely affect the Borrower's business, properties or conditions or operations, financial or otherwise, as determined by the Bank in its sole discretion;

            (E) immediately after the occurrence thereof, notice of any other matter which has resulted in, or would reasonably likely result in, a materially adverse change in the business, properties, or the conditions or operations, financial or otherwise, of the Borrower, as determined by the Bank in its sole discretion; and

            (F) immediately upon their becoming available, Borrower shall deliver or cause to be delivered to the Bank a copy of any written reports submitted to Borrower, or any Subsidiary of Borrower, by independent accountants in connection with any annual, interim or special audit of the financial statements of Borrower, or any Subsidiary of Borrower;

      6.03 promptly pay and discharge when due all taxes, assessments and other governmental charges imposed upon it, or upon its income, profits or property, and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon its property; provided, however, that it shall not be required to pay any tax, assessment, charge or claim if so permitted by law, so long as the validity thereof shall be contested in good faith by appropriate proceedings and adequate reserves therefor in accordance with GAAP shall be maintained on its books;

      6.04 maintain its inventory, equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), pay and discharge or cause to be paid and discharged when due, the costs of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on the same except if it is in good faith contesting by appropriate proceedings such amounts due and is maintaining adequate reserves for such liability in accordance with GAAP;

      6.05 maintain and comply with leases covering real property, if any, used by it in accordance with the respective terms thereof so as to prevent any default thereunder which may result in the exercise or enforcement of any landlord's or other lien against it or its property; provided, however, that it may contest any matters in connection with such leases in good faith and by appropriate proceedings if it makes such payments as are required by law and maintains adequate reserves on its books in accordance with GAAP in connection therewith;

      6.06 maintain its corporate existence, maintain all rights, privileges, franchises, permits and approvals necessary or desirable for the continuation of its business, and comply with the requirements of all material agreements to which it is a party or by which any of its assets is bound, and all applicable Laws, including Environmental Laws, and orders of any Governmental Authority, noncompliance with which would materially adversely affect its business, properties, condition, financial or otherwise, or ability to repay its Obligations;

      6.07 keep adequate records and books of the accounts and operations of Borrower, in which complete entries will be made in accordance with its past practices and consistent with sound business practice, reflecting all of its financial transactions, and collect its accounts only in the Ordinary Course of Business;

      6.08 permit any of the Bank's representatives to examine and inspect all properties and operations of Borrower, and all books of account, records, reports and other papers and to make copies and extracts therefrom, and to discuss the Borrower's affairs, finances and accounts with its officers and employees or its independent public accountants (and by this provision the Borrower authorizes said accountants to discuss the finances and affairs of the Borrower), all at such reasonable times and as often as may be reasonably requested and upon three (3) Business Days notice by the Bank, the costs and fees for which Borrower shall pay up to a maximum of $5,000.00 provided no Event of Default has occurred;

      6.09 at its sole cost and expense, keep and maintain all of its property and assets insured for the full insurable value thereof against loss or damage by fire, theft, explosions, sprinklers and all other hazards and risks (i) covered by extended coverage and/or (ii) ordinarily insured against by other owners or users of properties in similar businesses. All such policies of insurance shall be in form, with insurers and in such amounts as may be reasonably satisfactory to the Bank;

      6.10 pay when due and payable all of its Debt except if (with respect to Debt other than the Obligations hereunder) it is in good faith contesting by appropriate proceedings such amounts due and has maintained adequate reserves for such liability in accordance with GAAP;

      6.11 at the Bank's request, execute and/or deliver to the Bank, at any time or times hereafter, all Supplemental Documentation that the Bank may request, in form and substance acceptable to the Bank, and pay the costs of any recording or filing of the same;

      6.12 maintain its principal banking relationship and accounts with the Bank;

      6.13 maintain a minimum Debt Service Coverage Ratio of not less than the following required levels, tested and determined by the Bank as of each period ending below, based upon the financial and reporting requirements to be complied with by Borrower pursuant to this Article VI:

  DATE           REQUIRED LEVEL
--------         --------------
12/31/04           1.00:1.00
3/31/05            1.00:1.00
6/30/05            1.00:1.00

ARTICLE VII. EVENTS OF DEFAULT

      7.01 The occurrence of any of the following events or acts shall constitute an Event of Default ("Event of Default"):

            (A) The Borrower or any Subsidiary or Affiliate of Borrower defaults in the payment of any of its Obligations or any part thereof when the same shall become due and payable, either by their terms or as otherwise herein provided.

            (B) Any Financial Statement, representation or warranty made by the Borrower herein or delivered by the Borrower pursuant hereto or otherwise made in writing by the Borrower in connection with this Agreement proves to have been false in any material respect as of the date on which it was made or deemed made, or the Borrower defaults in the performance of any of the covenants, conditions or agreements contained in this Agreement (other than events referred to in other provisions of this Section 7.01).

            (C) Except as provided in Section 7.01(H), the Borrower fails to pay or perform under the terms of any Debt when due, or suffers to exist any other event of default giving rise to any obligation under any agreement binding the Borrower and such failure or event of default continues beyond any applicable grace period, the effect of which is to cause the Debt or such obligation to become due prior to its stated maturity or prior to its regularly scheduled dates of payment.

            (D) The Borrower or any of its Subsidiaries files a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation, the Borrower or any of its Subsidiaries admits in writing its inability to pay debts as they mature, the Borrower or any of its Subsidiaries makes an assignment for the benefit of one or more of its creditors, the Borrower or any of its Subsidiaries makes an application for the appointment of a receiver, trustee or custodian for any of its properties or assets, or the Borrower or any of its Subsidiaries files any case or proceeding for its reorganization, dissolution or liquidation or for relief from creditors; provided that any of the foregoing with respect to a Subsidiary will constitute an Event of Default only if it materially and adversely affects the ability of Borrower to perform its Obligations hereunder.

            (E) The Borrower or any of its Subsidiaries is enjoined, restrained or in any way prevented by court order from conducting all or any material part of its business affairs, a petition under any section or chapter of the United States Bankruptcy Code or any similar federal or state law or regulation is filed against the Borrower or any of its Subsidiaries, any case or proceeding is filed against the Borrower or any of its Subsidiaries for its reorganization, dissolution or liquidation or for creditor relief, or an application is made by any Person other than the Borrower or any of its Subsidiaries for the appointment of a receiver, trustee, or custodian for any of its properties or assets, and such injunction, restraint, petition or application is not dismissed or stayed within ninety (90) days after the entry or filing thereof; provided that any of the foregoing with respect to a Subsidiary will constitute an Event of Default only if it materially and adversely affects the ability of Borrower to perform its Obligations hereunder.

            (F) The Borrower or any of its Subsidiaries conceals or removes or permits to be concealed or removed any part of its property with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers to be made a transfer of any of its property that may be fraudulent under any federal or state bankruptcy, fraudulent conveyance or similar law.

            (G) The Borrower or any of its Subsidiaries permits any of its properties or assets to be attached, seized, subjected to a writ or distress warrant, or levied upon, or to come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors; provided that any of the foregoing with respect to a Subsidiary of Borrower will constitute an Event of Default only if it materially and adversely affects the ability of Borrower to perform its Obligations hereunder.

            (H) The Borrower or any of its Subsidiaries suffers a final judgment for payment of money in excess of $1,000,000 which shall not be stayed on appeal and does not discharge the same within a period of thirty (30) days; provided that any of the foregoing with respect to a Subsidiary of Borrower will constitute an Event of Default only if it materially and adversely affects the ability of Borrower to perform its Obligations hereunder, as determined by the Bank in its sole discretion.

            (I) A judgment creditor of the Borrower or any of its Subsidiaries obtains possession of any of its properties or assets with an aggregate value in excess of $1,000,000 by any means, including without limitation, levy, distraint, replevin or self-help; provided that any of the foregoing with respect to a Subsidiary of Borrower will constitute an Event of Default only if it materially and adversely affects the ability of Borrower to perform its Obligations hereunder, as determined by the Bank in its sole discretion.

            (J) Any authorization, consent, approval, license, exemption, registration, qualification, designation, declaration, report filing or other action or undertaking now or hereafter made by or with any Governmental Authority in connection with the business or operations of Borrower or any of its Subsidiaries, or with this Agreement or any other Document or any such action or undertaking now or hereafter necessary to make its business and operations or this Agreement or any other Document legal, valid, enforceable and admissible in evidence is not obtained or shall have ceased to be in full force and effect or shall have been revoked, modified or amended or shall have been held to be illegal or invalid and, as a result thereof, the ability of the Borrower to perform its Obligations hereunder is materially and adversely affected, as determined by the Bank in its sole discretion.

            (K) Any permit material to the business, operations or financial condition of the Borrower or any of its Subsidiaries shall be terminated, suspended or revoked and, as a result thereof, the ability of the Borrower to perform its Obligations hereunder is materially and adversely affected, as determined by the Bank in its sole discretion.

            (L) There shall occur any uninsured damage to, or loss, theft, or destruction of, any of the properties or assets of the Borrower in excess of $1,000,000 and, as a result thereof, the ability of the Borrower to perform its Obligations hereunder is materially and adversely affected, as determined by the Bank in its sole discretion.

            (M) A notice of lien or assessment is filed or recorded with respect to all or any of the Borrower's or any Subsidiary of the Borrower's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency, or if any taxes or debts owing at any times hereafter to any one of these becomes a lien or encumbrance upon any such Person's assets and the same is not released within thirty (30) days after the same becomes a lien or encumbrance and, as a result, the ability of the Borrower to perform its obligations hereunder is materially and adversely affected, as determined by the Bank in its sole discretion; provided that such Person shall have the right to contest by appropriate proceedings any such lien, levy or assessment if such Person provides the Bank with a bond or indemnity satisfactory to the Bank assuring the payment of such lien, levy or assessment.

            (N) Any of the following events if such event could have a material adverse effect on the Borrower as reasonably determined by the Bank: (i) the existence of a Reportable Event, (ii) the withdrawal of the Borrower or any of its Subsidiaries, or any ERISA Affiliate from an Employee Benefit Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (iii) the occurrence of an obligation to provide affected parties with a written notice of intent to terminate an Employee Benefit Plan in a distress termination under Section 4041 of ERISA, (iv) the institution by PBGC of proceedings to terminate any Employee Benefit Plan, (v) any event or condition which would require the appointment of a trustee to administer an Employee Benefit Plan, (vi) the withdrawal of the Borrower or any of its Subsidiaries, or any ERISA Affiliate from a Multi-employer Plan, and (vii) any event that would give rise to a Lien under Section 302(f) of ERISA.

            (O) The occurrence of a default or an Event of Default under any of the other Loan Documents which is not cured within the time, if any, specified therefor in such other Loan Document.

      7.02 Upon the occurrence of any Event of Default, and at any and all times while any Event of Default shall be continuing, the Bank shall have all rights and remedies provided by this Agreement or any other Loan Document and by applicable law and, without limiting the generality of the foregoing, may, at its option, declare all Obligations immediately due, including the right to declare the Revolving Loan Commitment terminated, by giving written notice thereof to the Borrower, and upon such declaration, the amounts outstanding under the Note and all outstanding Loan Advances together with all accrued but unpaid interest and any and all other amounts owed by the Borrower to the Bank hereunder and under the Note, and all Obligations, shall thereupon be and become forthwith, due and payable, without any presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. The Bank shall have the right to terminate the Purchasing Card Program and declare immediately due and payable all credit extended thereunder or under the Card and Card Agreements issued thereunder. The Bank shall further have the right, without notice to the Borrower, to set off against and to appropriate and apply to such due and payable amounts any debt owing to, and any other funds, accounts, deposits or amounts held in any manner for the account of the Borrower by Lender.

ARTICLE VIII. MISCELLANEOUS

      8.01 No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder or under any other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any other Document. The remedies herein provided and under any other Document are cumulative and not exclusive of any remedies provided by law.

      8.02 This Agreement and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and there are no promises expressed or implied unless contained herein and therein. No amendment, modification, termination or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

      8.03 The Borrower will pay any documentary, stamp or similar taxes payable in respect of the Loan Documents. The Borrower will, on demand, reimburse the Bank for all expenses, including the reasonable fees and expenses of legal counsel (including, without limitation, legal assistants) for the Bank, incurred by the Bank in connection with any amendment or modification of the Loan Documents, the administration of the Revolving Loan and the enforcement of the Loan Documents and the collection or attempted collection of the Obligations.

      8.04 (A) For the purposes of any action or proceeding involving the Loan Documents or any other agreement or document referred to therein, the Borrower hereby expressly submits to the jurisdiction of all federal and state courts located in the State of Illinois and consents that any order, process, notice of motion or other application to or by any of said courts or a judge thereof may be served within or without such court's jurisdiction by registered mail or by personal service, provided a reasonable time for appearance is allowed. To the extent permitted by applicable law, the Borrower hereby irrevocably waives any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Document brought in any federal or state court sitting in Cook County, State of Illinois, and, to the extent permitted by law, hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

            (B) THE BORROWER AND THE BANK HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT, THE NOTE, ANY OTHER OF THE DOCUMENTS AND AGREES THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.

      8.05 Any notices or consents required or permitted by this Agreement shall be in writing and shall be delivered in person or sent by certified mail, postage prepaid, return receipt requested, or delivered by, facsimile, telegram or telex, or delivered by a nationally recognized overnight express delivery service, addressed as follows, unless such address is changed by written notice hereunder:

     If to the Borrower:     Brookdale Living Communities, Inc.
                             330 N. Wabash, Suite 1400
                             Chicago, Illinois 60611
                             Attn:    R. Stanley Young
                                      Executive Vice President
                                      and Chief Financial Officer
                             FAX:     (312) 977-3699

     with a copy to:         Brookdale Living Communities, Inc.
                             330 N. Wabash, Suite 1400
                             Chicago, Illinois 60611
                             Attn:    Deborah C. Paskin
                                      Senior Vice President, Secretary
                                      and General Counsel
                             FAX:     (312) 977-3673

     If to the Bank:         LaSalle Bank National Association
                             135 South LaSalle Street
                             Chicago, Illinois 60603
                             Attn:    Bluma Broner, Vice President

     with a copy to:         Meltzer, Purtill & Stelle, LLC
                             1515 East Woodfield Road, 2nd Floor
                             Schaumburg, Illinois 60173
                             Attn:     Michael J. Wolfe

Any such notice or communication shall be deemed to have been given either at the time of personal delivery, or in the case of overnight express delivery, as of the Business Day delivery was first attempted, or in the case of facsimile, telegram or telex, upon receipt or in the case of certified mail, two (2) Business Days after delivery to the United States Postal Service.

      8.06 This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

      8.07 This Agreement shall become effective when it shall have been executed and delivered by the Borrower and the Bank, and thereafter shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank.

      8.08 This Agreement has been, and any other Loan Documents will be, delivered and accepted in and shall be deemed to be, contracts made under and governed by the laws of the State of Illinois, and for all purposes shall be construed in accordance with the laws of said State.

      8.09 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction; wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law.

      8.10 All covenants, agreements, representations and warranties made by the Borrower herein and any and all certificates and instruments delivered by the Borrower in connection herewith shall, notwithstanding any investigation by the Bank, be deemed material and relied on by the Bank and shall survive the execution and delivery to the Bank of this Agreement, the Note and any extension or renewal thereof.

      8.11 From time to time, the Borrower will execute and deliver to Bank such additional documents and will provide such additional information as the Bank may reasonably require to carry out the terms of this Agreement and be informed of the Borrower's status and affairs.

      8.12 All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by this reference.

      8.13 Whenever under the terms of this Agreement, the time for performance of a covenant or condition falls upon a day other than a Business Day, such time for performance shall be extended to the next Business Day. Unless otherwise stated, all references herein to "days" shall mean calendar days.

      8.14 The Borrower hereby consents to the Bank's participation, sale, assignment or transfer, at any time or times hereafter of this Agreement or the Loan Documents, or any portion hereof or thereof, without affecting the liability of the Borrower hereunder; provided, however, the Bank shall at all times act as sole agent on behalf of itself and any participant that acquires any interest in this Agreement or the Loan Documents and shall at all times service the Revolving Loan on behalf of itself and any participant.

                            [signature page follows]

      IN WITNESS WHEREOF, the parties have hereunto caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                BORROWER:

                                BROOKDALE LIVING COMMUNITIES, INC.

                                By: /s/ R. Stanley Young
                                    ---------------------------------
                                Print Name: R. Stanley Young
                                Title:  Executive Vice President and Chief
                                        Financial Officer

                                BANK:

                                LaSALLE BANK NATIONAL ASSOCIATION

                                By: /s/ Bluma Broner
                                    ------------------------------------------
                                Print Name: Bluma Broner
                                            ----------------------------------
                                Title: VP
                                      ---------------------------------------

                                    EXHIBIT A

                                      NOTE

                                  See attached.

                                  SCHEDULE 2.02

               OUTSTANDING OLD BROOKDALE GENERAL LETTER OF CREDIT

                                                                                                   AUTHORIZED
                                                                             EXISTING EXPIRATION   EXPIRATION
    ENTITY NAME              BENEFICIARIES         AMOUNT      DATE ISSUED         DATE **          DATE ***      LETTER OF CREDIT #
------------------------  -------------------  --------------  ------------  -------------------   ------------   ------------------
Brookdale Living          Illinois Department  $ 1,370,000.00  May 17, 2001   February 28, 2005     May 31, 2005        S531961
Communities  of            of Public Health
Illinois - GE, Inc.

Brookdale Living          Illinois Department  $   530,000.00  May 17, 2001   February 28, 2005    May 31, 2005         S531957
Communities of             of Public Health
Illinois  - HV, Inc.

Brookdale Living          Illinois Department  $   285,000.00  May 17, 2001   February 28, 2005    May 31, 2005         S531958
Communities of Illinois    of Public Health
- Hoffman Estates LLC

Brookdale Living          Illinois Department  $   950,000.00  May 17, 2001   February 28, 2005    May 31, 2005         S531960
Communities of Illinois    of Public Health
- II, Inc.

Brookdale Living          Illinois Department  $   280,000.00  May 17, 2001   February 28, 2005    May 31, 2005         S531956
Communities of Illinois    of Public Health
- HLAL, LLC

Brookdale Living          Illinois Department  $ 2,745,000.00  May 17, 2001   February 28, 2005    May 31, 2005         S531953
Communities of Illinois,   of Public Health
- 2960, LLC*

River Oaks Partners       Illinois Department  $   480,000.00  May 17, 2001   February 28, 2005    May 31, 2005         S531951
                           of Public Health

* Successor to Brookdale Living Communities of Illinois, Inc. as operator of The Hallmark, Chicago facility.

** Reflects current expiration date taking into account renewals and extensions of original expiration date.

***   See Section 2.03 of Loan Agreement.

                                  SCHEDULE 4.05

                                   LITIGATION

                                 [See attached]

                            SCHEDULE 4.05: LITIGATION
                            AND OTHER RELATED MATTERS

      1. John Oliver and Stephanie Oliver v. Brookdale Living Community, HRH Construction Corp. and Century-Maxim Construction Corp., Case No. 25973-99, filed on July 21, 1999, in the Supreme Court in the State of New York, County of Kings. Plaintiff is an employee of Rebar, Inc. ("Rebar"), who was allegedly injured on or about July 13, 1999, while working on the construction of the facility in Battery Park City, New York ("Hallmark -BPC"). Rebar was a sub-contractor of HRH Construction Corp., the general contractor retained by Brookdale Living Communities of New York-BPC, Inc., the developer of the Hallmark-BPC. Plaintiff John Oliver seeks damages in the amount of $5,000,000.00, and the plaintiff Stephanie Oliver seeks damages in the amount of $1,000,000.00. The named defendant, Brookdale Living Community, is neither Brookdale Living Communities, Inc. ("BLCI" or the "Company") nor a subsidiary of BLCI. The case was tendered to the insurance carrier for Rebar, who accepted the tender and is handling the defense of this case on behalf of certain defendants, including the Company.

      2. Brookdale Living Communities of Illinois - HV, Inc. v. Reed Illinois Corporation, Case No. 02 L 003723, filed on ------------ in the Circuit Count of Cook County, Illinois, Country Department, Law Division. Subrogation claim brought by Company's insurance carrier against the contractor that performed the renovation work at the Kenwood of Lake View facility located in Chicago, Illinois ("Kenwood-Chicago"). Brookdale's original insurance claim involved a pipe burst on December 22, 1999, at the Kenwood-Chicago due to inadequate insulation or poor construction. Prosecution of this action on behalf of the insurance company is being handled by Kenneth R. Wysocki, of Clausen Miller, PC. Three defendants settled for $53,000; one defendant remains.

      3. Rose Rachlin v. SPT Brook Properties Trust, Brookdale Living Communities, Inc., BLC of Illinois - II and BLC of Illinois - 2960, Case No. 03 L 6109, filed on June 24, 2003 in the Circuit Court of Cook County. Plaintiff is a resident of the Hallmark, Chicago facility located in Chicago, Illinois (the "Hallmark-Chicago), who broke her hip when she fell after walking into sliding glass doors in the lobby as those doors were closing on December 17, 2002. Defense of this action on behalf of the Subsidiary is being handled by David Burtker of Cunningham, Meyer & Vedrine, attorneys retained by the Company's insurance carrier. Dismissed without prejudice 12/22/03; plaintiff to amend complaint. Settlement negotiations ongoing.

      4. Clarice Katz v. Brookdale Living Communities, Inc., Case No. 114515-03, filed on August 13, 2003, in the Supreme Court of New York County, New York. Plaintiff is a resident of the Hallmark-BPC allegedly suffered an injury to her knee when a staff member pushed her dining room chair into the dining table on January 31, 2003. Defense of this action on behalf of the Subsidiary is being handled by Fred Smith of the Law Offices of Charles Smith, attorneys retained by the Company's insurance carrier.

      5. Morton Goldberg v. Brookdale Living Communities of Florida, Inc., The Terrace at West Palm Beach and Tenet Good Samaritan, Inc., Case No. 502003CA012899ZZONAH, filed on

December 9, 2003, in the Circuit Court of Palm Beach Florida. Plaintiff is a resident of the Classic at West Palm Beach facility in West Palm Beach, Florida ("Classic-West Palm Beach"), who went to the hospital for personal medical problems on April 26, 2003. To return to the facility, when the facility did not arrange the return transportation that he alleges was promised, he took a cab and fell and fractured his hip upon exiting the cab. Plaintiff died following the filing of the lawsuit. Defense of this action on behalf of the Subsidiary is being handled by Dennis A. Vandenberg, Peterson Bernard Vandenberg Zei Geisler & Martin, attorneys retained by the Company's insurance carrier.

      6. Cal PIRG and Congress of California Seniors, Inc. v. Alterra Healthcare Corp, et al., Case no. BC310271, filed in the Superior Court for Los Angeles County, California, on February 6, 2004. Plaintiffs are senior advocacy groups who challenge the community fees charged by California senior living providers. Defense on behalf of the Company and its California subsidiaries (Brookdale Living Communities of California, Inc., Brookdale Living Communities of California-San Marcos, Inc., and Brookdale Living Communities of California-RC, Inc.) is being handled by Paul Gordon of Hanson Bridgett as part of a joint defense with other industry defendants. Discovery is underway.

      7. Medical Staffing Network, Inc. v. Brookdale Living Communities, Inc., Case no. 50 2004 CA 001568 XXXX MB, filed in the circuit court for Palm Beach County, Florida, on February 13, 2004. Plaintiff is suing for payment for services performed at the Windsong Care Center in 2003, after the facility had been sold by Brookdale. Notice has been given to the purchaser of the facility (Gem Care), including a demand for defense and indemnification as required by the Purchase and Sale Contract.

      8. Estate of Ralph Breitweiser v. Brookdale Living Community of Illinois DNC, LLC d/b/a Westbury Care Center, Case No. 2004L000515, filed on May 17, 2004 in the Circuit Court for DuPage County. Claimants are the family of a now-deceased resident at the Westbury Care Center in Lisle, Illinois ("Westbury"), and allege that employees of Westbury failed to exercise proper care and treatment of Mr. Breitweiser prior to his death on May 15, 2002, in particular in connection with the treatment of a Class IV bedsore. Defense of this action on behalf of the Subsidiary is being handled by Tim McVey, retained by the Company's insurance carrier.

      9. Sharonlynn Matus, Independent Administrator of the Estate of Harold L. Smith, Case No. 2004L000833, filed on August 5, 2004, in the Circuit Court for DuPage County. Plaintiff is the administrator of the estate of a now-deceased resident of the Westbury, and alleges that a particular medical procedure relating to a bowel obstruction was negligently performed by Westbury on August 11, 2002. Defense of this action on behalf of the Subsidiary is being handled by Cunningham, Meyer & Vedrine, retained by the Company's insurance carrier.

      10. Seyed Rezvani v. Brookdale Living Communities of California, Inc., case no. 104CV025207, filed on August 17, 2004 in Superior Court of Santa Clara County, California. Plaintiff is the former Director of Dining Services who alleges that he should have been paid overtime during his employment.

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      11. Estate of Geraldine DeLa v. BLC of Indiana-OL, LP and Miller's Health
Systems, Inc., cased no.49D060408CT1632, filed on August 31, 2004, in the Superior Court of Marion County, Indiana. Plaintiff is the administrator of the estate of a now-deceased resident of the Berkshire of Castleton, located in Indianapolis, Indiana (the "Berkshire"), and alleges that the resident suffered a fall on April 5, 2003, resulting in injuries to her arm and hip. The resident died on November 11, 2003. The complaint (incorrectly) identifies the Berkshire as a nursing facility, certified under Medicaid and/or Medicare programs. The complaint has been forwarded to the Company's insurance carrier for review. Susan Cline, with the law firm of Locke, Reynolds, LLP, Indianapolis, Indiana, has been assigned by the Company's insurance carrier to defend this case.

      12. Employment Claims. Certain claims made by former employees of certain Subsidiaries are pending. The Company does not believe that any of these claims will result in a liability to the Company or any Subsidiary within the applicable limits of materiality.

      13. Labor. The employees of The Devonshire of Mt. Lebanon, located in Pittsburgh, Pennsylvania (the "Mt. Lebanon Facility") petitioned to be represented by Local 636 of the International Brotherhood of Teamsters. An election was held on October 3, 2003. The outcome of the election was 23 to 20 in favor of the union. A Subsidiary of the Company is currently negotiating the first contract and it is expected that bargaining will continue.

      14. Other Insured Claims. Certain other claims have been made against the Company and/or one or more of the Subsidiaries, including the claims described below. The defenses of these claims are being handled by attorneys retained by the Company's insurance carrier, and the Company expects any and all damages awarded to the claimants, or paid to the claimants in settlement, will be fully covered by insurance, subject to applicable deductibles.

            (a) Terry Riba. Claimant was a visitor to the Classic-West Palm
                Beach, who was assaulted and robbed on April 29, 2002, outside of the Classic-West Palm Beach. The Company's insurance carrier is currently reviewing this case.

            (b) Matthew Langendorf. Claimant was a resident at the Island on
                Lake Travis facility, located in Lago Vista, Texas ("Lake Travis") who allegedly died from salmonella poisoning, sometime in late November 2003. The health department did an inspection and could not trace the alleged salmonella back to Lake Travis.

            (c) Zangwell Garber. Claimant is a resident of the Heritage of
                Southfield, located in Southfield, MI ("Heritage-Southfield"), who slipped and fell in February 2004, bruising his shoulder in the parking lot. Heritage-Southfield arranged for a caregiver for a limited period of time and the family is demanding continuing payments. The Company's insurance adjuster is currently reviewing this case.

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            (d) Margaret Bauer. Claimant is a resident at the Classic-West Palm
                Beach, who alleges that she tripped over the bumper of a car in the parking lot and fractured her ankle on March 4, 2004, due to a light that was out. The Company's insurance carrier is currently reviewing this case.

      15. In February 2001, a subsidiary of the Company acquired a 45% partnership interest (and acted as the limited partner) in GFB-AS Investor LLC ("GFB"), the sole owner of the general partners in various partnerships owning and investing Grand Court properties across the country; effective as of May 29, 2003, that Subsidiary acquired the remaining 55% interest in GFB. In addition, several management subsidiaries of the Company have acted as management consultant to the owning partnership of the various Grand Court properties during various points in time since February 2001. The following are the Grand Court lawsuits and claims which are being monitored by the insurance carrier:

      (a) Lawsuits:

            (i) Judith Helsel. Lawsuit filed on October 23, 2003, in the Circuit Court of Miami-Dade County, Florida on behalf of the family of a resident who jumped off a balcony and died on April 26, 2002 at the Grand Court - North Miami, Florida facility ("GC-North Miami"). The insurance company is assigning counsel in this matter.

            (ii) Flo Ellis. Lawsuit filed on August 28, 2003, in the District Court of Brazas County, Texas, on behalf of the estate of a former resident of GC - Bryan who fell and broke her leg on the sidewalk on September 21, 2002. The insurance company is assigning counsel in this matter. Trial is set for 1/18/05.

            (iii) Ada Golden. Lawsuit filed on September 2, 2003, for wrongful death on behalf of a resident of the Grand Court - Westland, Michigan facility ("GC-Westland"), who eloped from the facility on April 4, 2003 and was found lying in the parking lot. She subsequently died of hypothermia. The insurance company is assigning counsel in this matter.

            (iv) Estate of William Ottilige v. Glades Associates. Grand Court Facilities, Inc XXIII, and Rosemary Szinyava. Case No. 03 10080 CA 22 filed in the Circuit Court for Miami-Dade County on December 12, 2003. Plaintiff was a former resident of GC - South Miami who fell and cut his head, receiving stitches on [date unknown] prior to moving to a nursing home. The insurance company is assigning counsel in this matter.

            (v) Edith Zimmerman v. Twin Lakes, L.P., T Lakes LC, Waterford Shores Associates II L.P., GFB-AS Investors, LLC, Brookdale Living Communities-GC LLC and other individual limited partners. Case No.____ filed in the

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                  Circuit Court for Lee county Florida filed on December 31,
                  2003. Lawsuit filed by a limited partner investor challenging the adequacy of the consideration to be received in connection with the proposed sale of the Grand Court Fort Myers facility located in Fort Myers, Florida ("GC-Fort Myers"). It is likely that there is no insurance coverage for this case.

            (vi) Homestead Health Care, Inc. vs. Brookdale Living Communities GC, LLC, Brookdale Living Communities of Michigan, Inc., Dianne Morgan, Cherie McMillen, Care Continuum, Inc., Signature Home Care and Tiffany Reo, Case no 04-0055773-CK filed in the Circuit Court for Oakland County, Michigan on January 29, 2004. Lawsuit filed by an outside provider of assisted living services at the Grand Court Novi facility located in Novi, Michigan (GC-Novi) alleging tortious interference with contract and injury to their reputation as a result of GC-Novi bringing in a different service provider. The insurance company is currently reviewing this case.

            (vii) Frances Owings vs. Freddie Boyd, Jr., Josh Daniels, Brookdale
                  Living Communities-GC, LLC d/b/a The Grand Court, The Grand Court, Ventas Realty, LP, et al, Case No. A488166, filed in the district court of Clark County on July 1, 2004. Plaintiff is a resident of Grand Court - Las Vegas, located in Las Vegas, Nevada ("GC-Las Vegas"), who fell from her scooter and broke her arm when the facility's bus driver swerved to avoid a collision with another driver on October 30, 2003. The Company's insurance carrier is currently reviewing this case.

      (b) Claims:

            (i) Rose Gold. Claimant is a resident of Grand Court - Phoenix facility located in Phoenix, Arizona ("GC-Phoenix"), who was injured on October 1, 2003, when another resident driving a motorized cart hit her and caused her to fall. The Company's insurance carrier is currently reviewing this case.

            (ii) Jeanette Graves. Claimant is a resident of GC-Fort Myers, who lost her balance and fell when she reached for the elevator button, fracturing her femur. The Company's insurance carrier is currently reviewing this case.

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     Schedule 4.18: Brookdale Living Communities, Inc - Ownership Structure

                                  (FLOW CHART)

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